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                                                                    EXHIBIT 99.1



     SYNOVUS SIGNS WITH S1 CORPORATION TO SUPPORT MULTI-CHANNEL INTEGRATION
                     INITIATIVES FOR AFFILIATE BANK NETWORK

   -- LEADING FINANCIAL SERVICE COMPANY SIGNS FIVE-YEAR DEAL WITH S1 TO DEPLOY
                PERSONAL BANKING, BRANCH DELIVERY APPLICATIONS --


ATLANTA, GA. - JUNE 20, 2002 - S1 Corporation (Nasdaq: SONE), a leading global provider of Enterprise solutions to the financial services industry, today announced that Synovus Financial Corp., a $16.7 billion asset, multi-financial services company, will implement key S1 Enterprise applications, including S1 Personal Banking and S1 Sales and Service Platform for Internet and branch delivery channels, respectively. Under its five-year agreement with S1, which has a value of up to $10 million during its term, Synovus will deploy the solutions for all of its banking affiliates. Synovus will enable its affiliates across Georgia, Florida, Alabama, and South Carolina to offer more personalized service over the Internet and through nearly 300 bank branches to increase loyalty among customers and create additional revenue-generating opportunities.

         By implementing these S1 Enterprise applications, Synovus will continue executing their strategy to consolidate multiple platforms into a single, common platform that leverages a standard architecture. S1 Enterprise applications will assist Synovus in meeting this objective with a lower total cost of ownership than alternative solutions in the market place.

         "This deployment is critical to advancing our affiliates' efforts to better serve their customers by matching them with the products and services they need at every stage of their lives," said Elizabeth R. "Lee Lee" James,
Vice Chairman and CIO of Synovus. "Ultimately, we're striving to develop a deeper understanding of our customers that empowers us to build even stronger relationships and provide top-quality services through all delivery channels. S1's ability to deliver solutions that support integrated channel delivery management made the Company an obvious choice for a long-term business partner."
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         S1 Sales and Service Platform centers on the sales and service needs of the new account and customer servicing side of the branch. It is comprised of a set of workflows, transactions, sales tools, and core services designed to expedite the process of selling new products as well as servicing existing accounts. The application also provides a central repository for customer information and Synovus' enterprise data, which helps create a customer-centric banking environment. Additionally, Synovus will work with S1 to deploy a fully integrated deposit and loan system complete with account origination functionality.

         S1 Personal Banking, built on the S1 Enterprise Platform, will enhance Synovus' comprehensive online retail banking services. Customers of Synovus' family of banks will be able to view account histories for cleared and pending transactions, transfer money between internal accounts in real time, and access extensive bill payment features online.

         The S1 Enterprise Platform is an open-architecture, J2EE-based framework that serves as a common foundation for customer-facing applications. The Platform delivers greater efficiency in enabling the rapid testing and deployment of applications. Through the S1 Enterprise Platform, Synovus will be able to further execute on its multi-channel delivery initiatives in a fraction of the time and at a cost that previously defined enterprise deployments at financial service companies.
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                           "S1's relationship with Synovus dates back to 1996;
                  but today, Synovus is embarking on an enterprise-wide multi-channel delivery strategy to gain greater efficiency and improved returns from its technology investment," Jaime Ellertson, CEO of S1 Corporation. "This implementation is a vital component of Synovus' commitment to delivering excellent services, and will help the Company ensure it has the technology in place to meet and exceed customer expectations long into the future."

                  ABOUT SYNOVUS
Synovus Financial Corp. (NYSE: SNV) is a diverse financial services holding company with more than $16.7 billion in assets based in Columbus, Ga. Synovus provides integrated financial services including banking, financial management, insurance, mortgage and leasing services through 38 affiliate banks and other Synovus offices in Georgia, Alabama, South Carolina and Florida; and electronic payment processing through an 81.1-percent stake in TSYS (NYSE: "TSS"), the world's largest third-party processor of international payments. Synovus is No. 5 on FORTUNE magazine's list of "The 100 Best Companies To Work For" in 2002. See Synovus on the Web at www.synovus.com.

                  ABOUT S1 CORPORATION

S1 (NASDAQ: SONE) is a leading global provider to more than 3,800 banks, credit unions, insurance providers, and investment firms of Enterprise software solutions that turn customer interactions into profits. S1's Enterprise solutions deliver a transactionable, customer-centric view across all delivery channels, resulting in a more compelling experience for the customers and a more profitable relationship for the financial institution. S1 is the only provider with the proven experience, breadth of products, and financial strength to empower financial services companies' Enterprise strategies. Additional information about S1 is available at www.s1.com.

FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements relating to results of operations; product features and benefits; market penetration and market strategies. Such statements are made based on management's beliefs as well as assumptions made by, and information currently available to, management, pursuant to `safe-harbor' provisions of the Private Securities Litigation Reform Act of 1995. While these statements reflect our best judgment, they are
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subject to risks and uncertainties that could cause a change in focus and direction. A discussion of certain risk factors that may cause actual results to differ from these forward-looking statements can be found in S1's Annual Report on Form 10-K on file with the SEC.


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